Exhibit 16.1

March 19, 2013

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 of the Form 8-K filed by the Company and dated March 19, 2013, and we agree with such statements, except that we are not in a position to agree or disagree that the Company appointed Moss Adams LLP as independent accountants, that the decision to change accountants was recommended and approved by the Audit Committee, or with the statements made in the fourth paragraph.

/s/ Crowe Horwath LLP

Crowe Horwath LLP
San Francisco, CA

cc:	Mr. Kevin Sanguinetti
Audit Committee Chairman
Farmers & Merchants Bancorp
111 W. Pine Street
Lodi, CA 95240